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                                                                   Exhibit 10.15


January 11, 2002

Gerardo Capiel
Chief Technology Officer
Digital Impact, Inc.
214 W. 39th St., Penthouse
New York, NY 10018

RE:     RETENTION PROGRAM

Dear Gerardo:

        Our board of directors has determined that it would be in the best interests of Digital Impact, Inc. (the "COMPANY") and its stockholders to offer you a cash-based retention package on the terms set forth below.

        Subject to your continued status as an employee, director or consultant of the Company ("SERVICE"), the Company will pay you $50,000, less any applicable withholding and employment taxes, on each of July 1, 2002, January 1, 2003 and July 1, 2003 (each, a "RETENTION DATE").

        If at any time during the term of this agreement (i) the Company terminates your Service without Cause (as defined on Schedule A), (ii) you resign your Service for Good Reason (as defined on Schedule A) or (iii) you die or become disabled, the Company shall pay you the retention payment due on the next following Retention Date and shall thereafter have no further obligation to you hereunder. If you resign your Service other than for Good Reason or the Company terminates your Service for Cause, the Company shall have no further obligation to you hereunder.

        This agreement may only be amended, modified or terminated by an agreement in writing signed by you and the Company. This agreement shall be binding upon the Company and its successors and assigns. This agreement shall be governed by the internal laws of the State of California without regard to principles of conflict of laws.

Very truly yours,

DIGITAL IMPACT, INC.


By: _____________________________
    David Oppenheimer
    Senior Vice President &
    Chief Financial Officer



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                                   SCHEDULE A

        "CAUSE" shall mean the willful engaging by you in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you were guilty of conduct set forth above in the first sentence of this definition and specifying the particulars thereof in detail.

        "GOOD REASON" shall mean, without your express written consent, (i) a material and detrimental alteration of your responsibilities from those in effect on the date hereof or (ii) the relocation of the office of the Company where you are employed on the date hereof to a location which is more than 35 miles away from such office or the Company's requiring you to be based more than 35 miles away from such office (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the date hereof).